SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   SCHEDULE TO
                                 (RULE 14D-100)
                  TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)
           OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                           ---------------------------

                             U.S. LABORATORIES INC.
                       (NAME OF SUBJECT COMPANY (ISSUER))

                             VOICE ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                              BUREAU VERITAS, S.A.
                      (NAMES OF FILING PERSONS (OFFERORS))

                          ----------------------------

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    90333T105
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

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                                                   With a copy to:
          FRANK PIEDELIEVRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER
        BUREAU VERITAS, S.A.                    RICHARD S. GREEN, ESQ.
      17 bis, Place des Reflets                THELEN REID & PRIEST LLP
            La Defense 2                         40 WEST 57TH STREET
      92400 Courbevoie, France                 NEW YORK, NEW YORK 10019
    TELEPHONE: 011-33-1-91-52-91              TELEPHONE: (212) 603-2000
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---------------------------------------    -------------------------------------
          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
         RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF FILING PERSONS)

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                            CALCULATION OF FILING FEE

-----------------------------    -----------------------------------------------
      TRANSACTION VALUE                       AMOUNT OF FILING FEE
-----------------------------    -----------------------------------------------
       Not Applicable                             Not Applicable
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 [_]     Check the box if any part of the fee is offset as provided by Rule
         0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

         Amount Previously Paid:   $______________ Filing party: _______________
         Form or Registration No.:  ______________ Date Filed:   _______________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]      third-party tender offer subject to Rule 14d-1.
[_]      issuer tender offer subject to Rule 13e-4.
[_]      going-private transaction subject to Rule 13e-3.
[_]      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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ITEM 12.          EXHIBITS

(a)(5)(A) Joint Press Release issued by Bureau Veritas, S.A. and U.S. Laboratories Inc. on August 9, 2002.



                                  EXHIBIT INDEX

Exhibit No.                  Description
-----------                  -----------

(a)(5)(A)                    Joint Press Release issued by Bureau Veritas, S.A.
                             and U.S. Laboratories, Inc. on August 9, 2002.